Exhbit 99.1

Erie Indemnity Company Secretary & General Counsel Retires

Erie, Pa., December 7, 2006 – Erie Indemnity Company (NASDAQ: ERIE) today announced the retirement of Jan Van Gorder, senior executive vice president, secretary and general counsel, Erie Insurance Group. Van Gorder will retire December 31, 2006, but will remain at the company as acting secretary and general counsel for a period of time to facilitate a smooth transition when his successor is selected from a slate of internal and external candidates.

“In his 25 years at ERIE, Jan has marshaled the company through multiple challenges and helped us recognize and leverage strategic opportunities,” said Jeff Ludrof, president & CEO, Erie Insurance Group. “Erie Insurance has benefited greatly from Jan’s leadership. His depth of knowledge, raw intelligence and profound sense of service combine to give him a steady confidence we’ve depended on. He is an extraordinary person from whom I’ve learned a great deal.”

Van Gorder started his career in the insurance industry in 1972. He joined Erie Insurance in 1981 as vice president, secretary and general counsel and was promoted to senior vice president in 1982. In 1990, he was named an executive vice president and, later that year, promoted to senior executive vice president, secretary and general counsel.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 421 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2006 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “contemplate,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.